United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Form U-13-60

                                  Annual Report
                                 For the Period

             Beginning January 1, 2001 and Ending December 31, 2001


                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                       FOR

                        EXELON BUSINESS SERVICES COMPANY

                          A Subsidiary Service Company

Date of Incorporation               12/31/00
                       ------------------------------

State of Sovereign Power under which Incorporated or Organized    Pennsylvania
                                                               -----------------

Location of Principal Executive Offices of Reporting Company
                  10 South Dearborn St., Chicago, IL 60680-5379


Name, title, and address of officer to whom correspondence concerning this report should be addressed:

 Ruth Ann M. Gillis          Senior Vice-President and Chief Financial Officer
---------------------      ----------------------------------------------------
          (Name)                                 (Title)

                10 South Dearborn Street, Chicago, IL 60680-5379
                                    (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting
Company:

                               Exelon Corporation
--------------------------------------------------------------------------------

                             LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                             Schedule of
                                                                             Account           Page
Description of Schedules and Accounts                                        Number            Number
-----------------------------------------------------------------------------------------------------
Comparative Balance                                                          Schedule I          4-5

Service Company Property                                                     Schedule II         6

Accumulated Provision for Depreciation
   and Amortization of Service Company Property                              Schedule III        7

Investments                                                                  Schedule IV         8

Accounts Receivable from Associate Companies                                 Schedule V          9-10

Fuel Stock Expenses Undistributed                                            Schedule VI         11

Stores Expense Undistributed                                                 Schedule VII        11

Miscellaneous Current and Accrued Expenses                                   Schedule VIII       12

Miscellaneous Deferred Debits                                                Schedule IX         12

Research, Development, or Demonstration Expenditures                         Schedule X          13

Proprietary Capital                                                          Schedule XI         13-14

Long-Term Debt                                                               Schedule XII        14

Current and Accrued Liabilities                                              Schedule XIII       15

Notes to Financial Statements                                                Schedule XIV        16

Comparative Income Statement                                                 Schedule XV         17

Analysis of Billing - Associated Companies                                   Account 457         18

Analysis of Billing - Non Associate Companies                                Account 458         19

Analysis of Charges for Service-Associate and
     and Non Associate  Companies                                            Schedule XVI        20-23

Schedule of Expense by Department or Service Function                        Schedule XVII       24-26

Departmental Analysis of Salaries                                            Account 920         27

Outside Services Employed                                                    Account 923         28-42

Employee Pensions and Benefits                                               Account 926         43

General Advertising Expenses                                                 Account 930.1       44-45

Miscellaneous General Expenses                                               Account 930.2       46

Rents                                                                        Account 931         46



                                                  2

                             LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                             Schedule of
                                                                             Account           Page
Description of Schedules and Accounts                                        Number            Number
-----------------------------------------------------------------------------------------------------
Taxes Other Than Income Taxes                                                Account 408         47

Donations                                                                    Account 426.1       48

Other Deductions                                                             Account 426.5       49-50

Notes to Statement of Income                                                 Schedule XVIII      51

Organization Chart                                                                               52

Methods of Allocation                                                                            53

Annual Statement of Compensation for Use of Capital Billed                                       54

Exhibit 1: Non-Service Associate Company Transactions                                            55


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                              Schedule I - Comparative Balance Sheet
                                          (in thousands)

    Give balance sheet of the Company as of December 31 of the current period and prior year.

Account       Assets and Other Debits                                As of December 31
                                                                     Current            Prior (a)
              Service Company Property

101           Service Company Property (Schedule II)                 $130,961           $      -
107           Construction work in progress (Schedule II)              52,285
                                                                   ----------           ---------
                         Total Property                               183,246

108           Less accumulated provision for depreciation
                and amortization of service company property
                (Schedule III)                                         51,235
                                                                   ----------           ---------
                         Net Service Company Property                $132,011           $       -
                                                                   ----------           ---------

              Investments

123           Investments in associate companies (Schedule IV)       $      -           $      -
124           Other Investments (Schedule IV)                           4,163
                                                                   ----------           ---------
                         Total Investments                           $  4,163           $      -
                                                                   ----------           ---------

              Current and Accrued Assets

131           Cash                                                   $      -           $      -
134           Special deposits                                              -
135           Working funds                                                 -
136           Temporary cash investments (Schedule IV)                      -
141           Notes receivable                                              -
143           Accounts receivable                                      60,641
144           Accumulated provision for uncollectible accounts              -
146           Accounts receivable from associate companies             93,144
              (Schedule V)
152           Fuel stock expenses undistributed (Schedule VI)               -
154           Materials and supplies                                        9
163           Stores expense undistributed (Schedule VII)                   -
165           Prepayments                                              19,059
174           Miscellaneous current and accrued assets                      -
              (Schedule VIII)
                                                                   ----------           ---------
                         Total Current and Accrued Assets            $172,853           $     -
                                                                   ----------           ---------

Deferred Debits
181           Unamortized debt expense                               $      -           $      -
184           Clearing Accounts                                         1,375
186           Miscellaneous deferred debits (Schedule IX)               7,884
188           Research, development, or demonstration                       -
              expenditures (Schedule X)                                     -
190           Accumulated deferred income taxes                        45,866
                                                                   ----------           ---------
                         Total Deferred Debits                       $ 55,125           $     -
                                                                   ----------           ---------

TOTAL ASSETS AND OTHER DEBITS                                        $364,152           $     -
                                                                   ----------           ---------

(a) See schedule XIV, Notes to Financial statements.

                                                4


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                              Schedule I - Comparative Balance Sheet
                                          (in thousands)

Account       Liabilities and Proprietary Capital                    As of December 31,
                                                                     Current            Prior
              Proprietary Capital

201           Common stock issued (Schedule XI)                      $      -           $       -
211           Miscellaneous paid-in-capital (Schedule XI)              (3,321)
215           Appropriated retained earnings (Schedule XI)                  -
216           Unappropriated retained earnings (Schedule XI)               53
                                                                   ----------           ---------
                         Total Proprietary Capital                   $ (3,268)         $     -
                                                                   ----------           ---------

              Long-Term Debt

223           Advances from associate companies (Schedule XII)       $      -           $       -
224           Other long-term debt (Schedule XII)                           -
225           Unamortized premium on long-term debt                         -
226           Unamortized discount on long-term debt - debit                -
                                                                   ----------           ---------
                         Total Long-Term Debt                        $      -           $       -
                                                                   ----------           ---------

              Current and Accrued Liabilities

231           Notes payable                                          $      -          $       -
232           Accounts payable                                         90,493
233           Notes payable to associate companies (Schedule XIII)     33,000
234           Account payable to associate companies                   32,995
              (Schedule XIII)
236           Taxes accrued                                            28,971
237           Interest accrued                                              -
238           Dividend declared                                             -
241           Tax collections payable                                  (1,274)
242           Miscellaneous current and accrued liabilities             6,452
              (Schedule XIII)
                                                                   ----------           ---------
                         Total Current and Accrued Liabilities       $190,637           $       -
                                                                   ----------           ---------

              Deferred Credits

253      Other deferred credits                                      $176,500           $       -
254      Accumulated deferred investment tax credits                        -
                                                                   ----------           ---------
                         Total Deferred Credits                      $176,500           $       -
                                                                   ----------           ---------

282      Accumulated Deferred Income Taxes                           $    283           $       -
                                                                   ----------           ---------

                TOTAL LIABILITIES AND PROPRIETARY
                     CAPITAL                                         $364,152           $       -
                                                                   ==========           =========


                                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                For the Year Ended December 31, 2001

                                               Schedule II - Service Company Property
                                                           (in thousands)

                                               Balance at                    Retirements                     Balance
                                               Beginning                     or            Other1          at Close
Description                                    of Year           Additions   Sales         Changes          of Year
Service Company Property
Account

301        Organization                        $        -       $       -    $       -    $       -        $       -
303        Miscellaneous Intangible Plant               -               -            -            -                -
304        Land and Land Rights                         -               -            -            -                -
305        Structures and Improvements                  -               -            -            -                -
306        Leasehold Improvements                       -           6,844            -        6,029           12,873
307        Equipment2                                   -          13,861         (123)      87,182          100,920
308        Office Furniture and
             Equipment                                  -             647            -        3,834            4,481
309        Automobiles, Other Vehicles and
             Related Garage Equipment                   -               -            -            -                -
310        Aircraft and Airport Equipment               -               -            -        9,570            9,570
311        Other Service Company
             Property3                                  -           1,583            -        1,534            3,117
                                               ----------       ---------    ---------    ---------        ---------

                      SUB-TOTAL                $        -       $  22,935    $    (123)   $ 108,149        $ 130,961

107        Construction Work in Progress4               -          20,145       (2,603)      34,743           52,285
                                               ----------       ---------    ---------    ---------        ---------

                      TOTAL                    $        -       $  43,080    $  (2,726)   $ 142,892        $ 183,246
                                               ==========       =========    =========    =========        =========

1  Provide an explanation of those changes considered material:
   Other changes reflect the transfer of property to Exelon Business Services Company that occurred during the restructuring of the Exelon Companies in January, 2001. See schedule XIV, Notes to Financial Statements.

2  Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year.
                                                                            Balance at
         Subaccount Description                           Additions         Close of Year
           Computer Software (a)                          $  9,028             82,538
           Computer Equipment                                6,064             16,160
           Office Machines                                       -                542
           Communications Equipment (a)                     (1,231)             1,680
                                                          --------          ---------

                      TOTAL                               $ 13,861          $ 100,920
                                                          ========          =========
           (a) Transfers between subaccounts

3  Describe other service company property:
   Mechanical, electrical, carpentry, graphic arts and fire shop equipment.

4  Describe construction work in progress:
   Computer software, computer equipment, leasehold improvements, audio visual equipment, communications equipment and furniture.



                                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                For the Year Ended December 31, 2001

                 Schedule III - Accumulated Provision for Depreciation and Amortization of Service Company Property
                                                           (in thousands)

                                                             Addit.
                                                            Charged             Other
                                               Balance at      to               Changes      Balance
                                               Beginning    Account    Retire-  Add          at Close
Description                                      of Year      403      ments    (Deduct)*    of Year

Account
301        Organization                        $       -   $       -  $     -   $     -       $       -
303        Miscellaneous Intangible Plant              -           -        -         -               -
304        Land and Land Rights                        -           -        -         -               -
305        Structures and Improvements                 -           -        -         -               -
306        Leasehold Improvements                      -       1,430        -     1,771           3,201
307        Equipment                                   -      14,393     (131)   30,829          45,091
308        Office Furniture and Fixtures               -         406        -     1,635           2,041
309        Automobiles, Other Vehicles and
             Related Garage Equipment                  -           -        -         -               -
310        Aircraft and Airport Equipment              -         508        -         -             508
311        Other Service Company
             Property                                  -         218        -       176             394
                                               ---------   ---------  -------   -------       ---------

                      TOTAL                    $       -   $  16,955  $  (131)  $34,411       $  51,235
                                               =========   =========  =======   =======       =========

*Provide an explanation of those changes considered material:
   Other changes reflect the transfer of property to Exelon Business Services Company that occurred during the restructuring of the Exelon Companies in January, 2001.

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

                            Schedule IV - Investments
                                 (in thousands)
Instructions:

Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.


                                                              Balance at                Balance at
 Description                                                  Beginning of Year         Close of Year

Account 123 - Investment in Associate Companies                      $       -           $      -

Account 124 - Other Investments
                    Supplemental Employee Retirement Plan Trust              -              4,163

Account 136 - Temporary Cash Investments                                     -                  -
                  None.
                                                                     ---------           --------
                                                 TOTAL               $       -           $  4,163
                                                                     ---------           --------

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

            Schedule V - Accounts Receivable from Associate Companies
                                 (in thousands)
Instructions:

Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                              Balance at            Balance at
 Description                                                  Beginning of Year     Close of Year

Account 146 - Accounts Receivable from Associate Companies

AmerGen Energy Company, LLC                                      $        -         $         823
Exelon Corporation                                                        -                  4,077
Exelon Energy, Inc.                                                       -                  2,718
Exelon Enterprises Company, LLC                                           -                  3,048
Exelon Infrastructure Services, Inc.                                      -                  1,141
Exelon Services, Inc.                                                     -                     36
Exelon Communications Company, LLC                                        -                     28
Exelon Holdings, Inc.                                                     -                     15
PEC Financial Services, LLC                                               -                     45
PECO Energy Company                                                       -                 80,762
PECO Energy Transition Trust                                              -                    264
Susquehanna Electric Company                                              -                    173
Unicom Thermal Holding                                                    -                     14
                                                                 ----------         ---------------
                                                 TOTAL           $        -         $        93,144
                                                                 ==========         ===============


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

               Schedule V - Accounts Receivable from Associate Companies - continued
                                          (in thousands)

Analysis of Convenience or Accommodation Payments during 2001:
Affiliate                                   Convenience Payment Made for
AmerGen Energy Company, LLC                 Corporate credit card                       $       7
                                                                                        ---------

Exelon Energy, Inc.                         Accounts payable system                     $     792
                                            Corporate credit card                             394
                                            Informational technology purchases                 52
                                                                                        ---------
                                                                                        $   1,238
                                                                                        ---------

Exelon Enterprises Company, LLC             Post retirement trust                       $   1,783
                                            Corporate credit cards                          1,462
                                            Informational technology purchases                134
                                                                                        ---------
                                                                                        $   3,379
                                                                                        ---------

Exelon Infrastructure Services, Inc.        Accounts payable system                     $     707
                                            Corporate credit cards                          2,106
                                            Informational technology purchases                 63
                                                                                        ---------
                                                                                        $   2,876
                                                                                        ---------

Exelon Communications Company, LLC          Accounts payable system                     $      21
                                            Corporate credit cards                            214
                                            Informational technology purchases                  4
                                                                                        ---------
                                                                                        $     239
                                                                                        ---------

Exelon Holdings Corp, Inc.                  Corporate credit cards                      $      15
                                                                                        ---------

Exelon Generation Company LLC               Receivable for NEIL reimbursement           $(59,950)
                                            Accounts payable system                        30,485
                                            Post retirement trust                          37,955
                                            Corporate credit cards                         20,709
                                            Informational technology purchases              2,523
                                                                                        ---------
                                                                                        $  31,722
                                                                                        ---------

PEC Financial Services, LLC                 Funding of accounts payable system          $      45
                                                                                        ---------

PECO Energy Company                         Post retirement trust                       $  51,512
                                            Corporate credit cards                         21,832
                                            Informational technology purchases              5,988
                                                                                        ---------
                                                                                        $  79,332
                                                                                        ---------

Susquehanna Electric Company                Corporate credit cards                      $     394
                                            Informational technology purchases                  4
                                                                                        ---------
                                                                                        $     398
                                                                                        ---------

Susquehanna Power Company                   Corporate credit cards                      $     138
                                            Informational technology purchases                  2
                                                                                        ---------
                                                                                        $     140
                                                                                        ---------

                                                              Total Payments            $ 119,391
                                                                                        =========

                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                          Schedule VI - Fuel Stock Expenses Undistributed
                                          (in thousands)
Instructions:

Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

                               Description                Labor        Expenses       Total

Account 152 - Fuel Stock Expenses Undistributed

                           None.

                                    TOTAL                 $    -       $     -        $     -


Summary:


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                            Schedule VII - Stores Expense Undistributed
                                          (in thousands)
Instructions:

Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributed to each associate company.

                               Description                Labor        Expenses       Total

Account 163 - Stores Expense Undistributed

                           None.

                               TOTAL                      $      -     $       -      $       -





                                                11


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                     Schedule VIII - Miscellaneous Current and Accrued Assets
                                          (in thousands)
Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                              Balance at          Balance at
 Description                                                  Beginning of Year   Close of Year

Account 174 - Miscellaneous Current and
     Accrued Assets

                           None.

                  TOTAL                                       $       -           $       -



                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                            Schedule IX - Miscellaneous Deferred Debits
                                          (in thousands)
Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped by class by showing the number of items in each class.

                                                              Balance at          Balance at
 Description                                                  Beginning of Year   Close of Year

Account 186 - Miscellaneous Deferred Debits

Accounting Subsystem Transactions Pending Distribution        $      -               $  2,998
Deferred Unearned Compensation                                       -                  3,337
Restructuring Balance Assigned at Merger                             -                  1,549
                                                              --------               --------
                  TOTAL                                       $      -               $  7,884
                                                              ========               ========

                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                 Schedule X - Research, Development or Demonstration Expenditures
                                          (in thousands)
Instructions:

Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

Description                                                   Amount

Account 188 - Research, Development, or Demonstration Expenditures

                           None.

                  TOTAL                                    $       -


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                                 Schedule XI - Proprietary Capital
                                           (in dollars)

Account    Class of   Number of Shares      Par or Stated       Outstanding     Close of Period
Number     Stock      Authorized            Value per Share     No. of Shares   Total Amount

201      Common       1,000                 $0.01               100             $1.00

Instructions:

Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

                                                           (in thousands)

Description                                                   Amount

Account 211 - Miscellaneous Paid-In-Capital
           Net balance transferred during restructuring        $(3,321)

Account 215 - Appropriated Retained Earnings                         -
                                                               --------
                                                                     -
           TOTAL                                               $(3,321)
                                                               ========

Instructions:

Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing non associates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                                           (in thousands)

                                    Balance at            Net Income     Dividends    Balance at
 Description                        Beginning of Year     or (Loss)      Paid         Close of Year
Account 216 -
Unappropriated Retained Earnings

Net Income                               --              250               --              250
Other Comprehensive Income               --             (197)              --             (197)
                                    ---------          -----           --------          -----
           TOTAL                    $    --            $  53           $   --            $  53
                                    =========          =====           ========          =====


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                                   Schedule XII - Long Term Debt
                                          (in thousands)
Instructions:

Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

           Terms of
           Obligation
           Class                                   Beginning                                   Balance
Name of    & Series        Date of    Interest     Amount                                      at Close
Creditor   of Obligation   Maturity   Rate         Authorized   Additions    Deductions*       of Year
Acct 223 -
Advances from
   Associate
   Companies:

           None.

Acct 224 -
Other Long
    Term Debt:

           None.

    TOTAL                                          $       -    $       -    $       -         $       -

*Give an explanation of Deductions:

                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                          Schedule XIII - Current and Accrued Liabilities
                                          (in thousands)
Instructions:

Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                              Balance at          Balance at
 Description                                                  Beginning of Year   Close of Year
Account 233 - Notes Payable to Associate Companies
     Short - Term Notes Payable to Exelon Corporation
       For Working Capital                                        $    --            $ 33,000
                                                                  ---------          --------
                           TOTAL                                  $    --            $ 33,000
                                                                  =========          ========

Account 234 - Accounts Payable to Associate Companies
     Commonwealth Edison Company                                  $    --            $  5,560
     Exelon Generation Company, LLC                                    --              27,196
     Susquehanna Power Company                                         --                 233
     Unicom Resources                                                  --                   6
                                                                  ---------          --------
                           TOTAL                                  $    --            $ 32,995
                                                                  =========          ========

Account 242 - Miscellaneous Current and Accrued Liabilities
     Accrued Vacation Pay/Paid Time Off                           $    --            $  6,472
     Other                                                             --                 (20)
                                                                  ---------          --------
                           TOTAL                                  $    --            $  6,452
                                                                  =========          ========

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

                  Schedule XIV - Notes to Financial Statements

Instructions:

The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


On October 20, 2000, Exelon Corporation (Exelon), became the parent company for each of PECO Energy Company (PECO Energy) and Commonwealth Edison Company as a result of the completion of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended, among PECO, Unicom Corporation and Exelon. Exelon is a Pennsylvania corporation and registered holding company under the Public Utility Holding Company Act of 1935.

In January, 2001, Exelon restructured its regulated and unregulated companies. Assets and liabilities were transferred from PECO Energy and Commonwealth Edison Company to generation (Exelon Generation Company, LLC), and unregulated companies (primarily, Exelon Enterprises Company, LLC) and the Exelon Business Services Company, as appropriate.

Exelon Business Services Company is a wholly-owned subsidiary of Exelon and is the service company for the Exelon system providing associate companies with a variety of administrative, management and support services. These services are provided at cost that results in Exelon Business Services Company operating on a break-even basis.

Exelon Business Services Company follows the Uniform System of Accounts prescribed by the Securities and Exchange Commission. The financial statements are prepared in conformity with generally accepted accounting principles, which requires the use of estimates. The actual results may differ from those estimates.


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               For the Year Ended December 31, 2001

                                 Schedule XV - Statement of Income
                                          (in thousands)
Account           Description                                   Current Year        Prior Year

                  Income
457      Services rendered to associate companies                 $ 426,044         $      -
458      Services rendered to non associate companies                   260
421      Miscellaneous income or loss                                   401
                                                                  ---------         ---------
                                            Total Income          $ 426,705         $       -
                                                                  ---------         ---------

                  Expense

920      Salaries and wages                                       $  91,234         $       -
921      Office supplies and expenses                                39,062
922      Administrative expense transferred - credit                      -
923      Outside services employed                                  185,717
924      Property insurance                                          15,560
925      Injuries and damages                                           450
926      Employee pensions and benefits                              28,605
927      Regulatory commission expense                                    2
930.1    General advertising expense                                  9,686
930.2    Miscellaneous general expense                                7,000
931      Rents                                                        9,442
932      Maintenance of structures and equipment                      2,870
403      Depreciation and amortization expense                       16,089
408      Taxes other than income taxes                                6,773
409      Income taxes                                                10,278
410      Provision for deferred income taxes                        (6,157)
411      Provision for deferred income taxes - credit                   227
411.5    Investment tax credit                                            -
426.1    Donations                                                    3,080
426.5    Other deductions                                             2,599
427      Interest on long-term debt                                       -
430      Interest on debt to associate companies                      5,865
431      Other interest expense                                      (1,927)
                                                                  ---------         ---------

                                    Total Expense                 $ 426,455         $       -
                                                                  ---------         ---------

                                    Net Income or (Loss)          $     250         $       -
                                                                  =========         =========


                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                        Analysis of Billing Associate Companies - Account 457
                                           (in thousands)

                                            Direct          Indirect       Compensation   Total
Name of                                     Costs           Costs          For Use        Amount
Associate Company                           Charged         Charged        of Capital     Billed

                                               457-1           457-2          457-3

AmerGen Energy Company                      $   2,874       $       -      $       -      $   2,874
ATNP Finance Company                                7               -              -              7
Commonwealth Edison Company                    70,872          63,519          1,856        136,247
Exelon Communications Company, LLC                205               -              -            205
Exelon Corporation                              5,951             463            102          6,516
Exelon Energy                                   1,222               2              -          1,224
Exelon Enterprises Company, LLC                 1,941           9,491            194         11,626
Exelon Generation Company, LLC                 80,933         100,368          2,590        183,891
Exelon Infrastructure Services, Inc.              712               -              -            712
Exelon Holdings, Inc.                               1               -              -              1
Exelon Services Inc.                              265               -              -            265
PECO Energy Company                            38,020          42,798          1,123         81,941
Susquehanna Electric Company                      452               -              -            452
Susquehanna Power Company                          12               -              -             12
Unicom Active Energy Management                     9               -              -              9
Unicom Healthcare Management, Inc.                 10               -              -             10
Unicom Power Holdings, Inc.                         2               -              -              2
Unicom Thermal Holding, Inc.                       50               -              -             50
                                            ---------       ---------      ---------      ---------
                           TOTAL            $ 203,538       $ 216,641      $   5,865      $ 426,044
                                            =========       =========      =========      =========


                                       ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                              For the Year Ended December 31, 2001

                                   Analysis of Billing Non Associate Companies - Account 458
                                                         (in thousands)
Instruction:

Provide a brief description of the services rendered to each non associate company:

Name                                 Direct             Indirect           Compens.                        Excess        Total
Non Associate                        Cost               Cost               For Use            Total        or           Amount
Company                              Charged            Charged            of Capital         Cost         Deficiency   Billed

                                       458-1             458-2               458-3                           458-4

Electrical Repair & Maintenance
   American Electric
     Testing                             $  5          $      --          $      --          $  5          $ (1)          $  4
   Amtrak                                   7                 --                 --             7             2              9
   Burlington Electric
     Testing                                7                 --                 --             7             1              8
   Carte International                     10                 --                 --            10            --             10
   City of Vineland                         7                 --                 --             7             1              8
   Coastal Oil                              7                 --                 --             7             2              9
   Coastal Refinery                        16                 --                 --            16             5             21
   Connectiv                                9                 --                 --             9             3             12
   NE Power Company                         5                 --                 --             5            --              5
   Penn Realty                              1                 --                 --             1            --              1
   Reliance Electric                        1                 --                 --             1            --              1
   Reliant Energy                           5                 --                 --             5             2              7
   Reuter and Hanney                        8                 --                 --             8            (2)             6
Fire Alarm Services
   Grays Ferry Cogen                        3                 --                 --             3             1              4
   McCall Field                             1                 --                 --             1             1              2
   PJM Connections                         30                 --                 --            30            15             45
   Trigen                                  10                 --                 --            10             2             12
Mechanical Repair & Maintenance
   Coastal Refinery                         6                 --                 --             6             5             11
Gas Repair & Maintenance
   McCall Field                             3                 --                 --             3            --              3
Administrative Services
   VEBA Post Retirement
     Trust                                 82                 --                 --            82            --             82
                                         ----          ---------          ---------          ----          ----           ----

TOTAL                                    $223          $      --          $      --          $223          $ 37           $260
                                         ====          =========          =========          ====          ====           ====


                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

        Schedule XVI - Analysis of Charges for Service Associate and Non Associate Companies
                                           (in thousands)
Instruction:

Total cost of service will equal for associate and non associate companies the total amount billed under their separate analysis of billing schedules.

                                    Associate Company                Non Associate Company
                                    Charges                          Charges
           Description              Direct     Indirect              Direct     Indirect
Account    of Items                 Cost       Cost       Total      Cost       Cost      Total
920        Salaries & Wages         $ 49,531   $ 41,649   $ 91,180   $     54   $    -     $    54
921        Office Supplies
             and Expenses             21,206     17,833     39,039         23        -          23
922        Administrative
             Expense
             Transferred-Credit            -          -          -          -        -           -
923        Outside Services
             Employed                100,828     84,779    185,607        110        -         110
924        Property Insurance              -     15,560     15,560          -        -           -
925        Injuries and Damages          244        206        450          -        -           -
926        Employee Pensions
             and Benefits             15,530     13,058     28,588         17        -          17
928        Regulatory Commission
             Expense                       1          1          2          -        -           -
930.1      General Advertising
             Expense                       -      9,686      9,686          -        -           -
930.2      Miscellaneous General
             Expense                   3,800      3,196      6,996          4        -           4
931        Rents                       5,126      4,310      9,436          6        -           6
932        Maintenance of
             Structures and
             Equipment                 1,558      1,310      2,868          2        -           2
403        Depreciation and
             Amortization Expense          -     16,089     16,089          -        -           -
408        Taxes Other Than
             Income Taxes              3,677      3,092      6,769          4        -           4
409        Income Taxes                    -     10,278     10,278          -        -           -
410        Provision for Deferred
             Income Taxes                  -     (6,157)    (6,157)         -        -           -
411        Provision for Deferred
             Income Taxes - Credit         -        227        227          -        -           -
411.5      Investment Tax Credit           -          -          -          -        -           -
426.1      Donations                   1,672      1,406      3,078          2        -           2
426.5      Other Deductions            1,411      1,186      2,597          2        -           2
427        Interest on Long-Term
             Debt                          -          -          -          -        -           -
431        Other Interest Expense     (1,046)      (880)    (1,926)        (1)       -          (1)
                                    --------   --------   --------   --------   -------     -------

           TOTAL EXPENSE            $203,538   $216,829   $420,367   $    223   $    -     $   223


                                                              20



                                    Associate Company                Non Associate Company
                                    Charges                          Charges
           Description              Direct     Indirect              Direct     Indirect
Account    of Items                 Cost       Cost       Total      Cost       Cost      Total

Compensation for Use of Equity Capital

430        Interest on Debt to Associate Companies
                                           -      5,865      5,865          -         -           -
                                    --------   --------   --------   --------   -------     -------

     TOTAL COST OF
       SERVICE                      $203,538   $222,694   $426,232   $    223   $     -     $   223
                                    ========   ========   ========   ========   =======     =======


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

          Schedule XVI - Analysis of Charges for Service Associate and
                       Non Associate Companies - continued
                                 (in thousands)
Instruction:

Total cost of service will equal for associate and non associate companies the total amount billed under their separate analysis of billing schedules.

                                    Total Charges for Services
           Description              Direct     Indirect
Account    of Items                 Cost       Cost       Total

920        Salaries & Wages         $ 49,585   $ 41,649   $ 91,234
921        Office Supplies
             and Expenses             21,229     17,833     39,062
922        Administrative
             Expense
             Transferred-Credit            -          -          -
923        Outside Services
             Employed                100,938     84,779    185,717
924        Property Insurance              -     15,560     15,560
925        Injuries and Damages          244        206        450
926        Employee Pensions
             and Benefits             15,547     13,058     28,605
928        Regulatory Commission
             Expense                       1          1          2
930.1      General Advertising
             Expense                       -      9,686      9,686
930.2      Miscellaneous General
             Expense                   3,804      3,196      7,000
931        Rents                       5,132      4,310      9,442
932        Maintenance of
             Structures and
             Equipment                 1,560      1,310      2,870
403        Depreciation and
             Amortization Expense          -     16,089     16,089
408        Taxes Other Than
             Income Taxes              3,681      3,092      6,773
409        Income Taxes                    -     10,278     10,278
410        Provision for Deferred
             Income Taxes                  -     (6,157)    (6,157)
411        Provision for Deferred
             Income Taxes - Credit         -        227        227
411.5      Investment Tax Credit           -          -          -
426.1      Donations                   1,674      1,406      3,080
426.5      Other Deductions            1,413      1,186      2,599
427        Interest on Long-Term
             Debt                          -          -          -
431        Other Interest Expense     (1,047)      (880)    (1,927)
                                    --------   --------   --------

           TOTAL EXPENSE            $203,761   $216,829   $420,590

                                    Total Charges for Services
           Description              Direct     Indirect
Account    of Items                 Cost       Cost       Total

Compensation for Use of Equity Capital

430        Interest on Debt to Associate Companies
                                           -      5,865      5,865
                                    --------   --------   --------

     TOTAL COST OF
           SERVICE                  $203,761   $222,694   $426,455
                                    ========   ========   ========

                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                  For the Year Ended December 31, 2001

           Schedule XVII - Schedule of Expense Distribution by Department or Service Function
                                             (in thousands)

                                                                 DEPARTMENT OR SERVICE FUNCTION
           Description           Total                                            Human      Finance &
Account    of Items              Amount        Overhead     Executive  Planning   Resources  Accounting

920        Salaries and Wages         $  91,234               $   5,522  $  3,907  $  9,222   $ 12,177
921        Office Supplies and
             Expenses                    39,062                   5,660     3,453     6,749     29,840
922        Administrative
             Expense Transferred
             -Credit                          -                       -         -         -          -
923        Outside Services
             Employed                   185,717                   5,964    26,817    10,208     18,331
924        Property Insurance            15,560                       -         -        71     15,489
925        Injuries and Damages             450                       -         -       175        (51)
926        Employee Pensions
             and Benefits                28,605                      30     1,854     4,506      3,371
928        Regulatory
             Commission
             Expense                          2                       -         -         -          -
930.1      General Advertising
             Expense                      9,686                     121        33        28          -
930.2      Miscellaneous
             General
             Expense                      7,000                     550       155       650      5,974
931        Rents                          9,442                      72        55         -        151
932        Maintenance of
             Structures and
             Equipment                    2,870                       7       118        28          6
403        Depreciation and
             Amortization
             Expense                     16,089                      15         -         -      2,954
408        Taxes Other Than
             Income Taxes                 6,773                      31         -       939        100
409        Income Taxes                  10,278                       -         -         -         10
410        Provision for Deferred
             Income Taxes                (6,157)                      -         -         -          -
411        Provision for Deferred
             Income Taxes - Cr              227                       -         -         -          -
411.5      Investment Tax Credit              -                       -         -         -          -
426.1      Donations                      3,080                       -         -       125         29
426.5      Other Deductions               2,599                       -         -         5      1,314
427        Interest on Long-Term
             Debt                             -                       -         -         -          -
430        Interest on Debt to
             Associate Companies          5,865                       -         -         -        732
431        Other Interest Expense        (1,927)                     80         -         -         17
                                      ---------    ---------  ---------  --------  --------   --------

           TOTAL EXPENSES             $ 426,455    $       -  $  18,052  $ 36,392  $ 32,706   $ 90,444
                                      =========    =========  =========  ========  ========   ========


                                      ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                             For the Year Ended December 31, 2001

                                       Schedule XVII - Schedule of Expense Distribution
                                        by Department or Service Function - continued
                                                        (in thousands)

                                                DEPARTMENT OR SERVICE FUNCTION
           Description                       Internal         Environ-           Govern.          Public
Account    of Items                          Audit            mental             Affairs          Affairs            Legal

920        Salaries and Wages              $    786          $    517          $    729          $  1,330          $  8,103
921        Office Supplies and
             Expenses                           331               339               513             2,357             2,656
922        Administrative
             Expense Transferred
             -Credit                             --                --                --                --                --
923        Outside Services
             Employed                         3,327               403               123               433             8,510
924        Property Insurance                    --                --                --                --                --
925        Injuries and Damages                  --                --                --                --               860
926        Employee Pensions
             and Benefits                        --                --                --                --             2,034
928        Regulatory
             Commission
             Expense                             --                --                --                --                 2
930.1      General Advertising
             Expense                             --                --                --             9,351                50
930.2      Miscellaneous
             General
             Expense                             --                80               283             1,149             2,538
931        Rents                                 98                93                 2                 4                --
932        Maintenance of
             Structures and
             Equipment                           --                 1                --                 1                70
403        Depreciation and
             Amortization
             Expense                             --                --                --                --                --
408        Taxes Other Than
             Income Taxes                        --                --                --                --                --
409        Income Taxes                          --                --                --                --                --
410        Provision for Deferred
             Income Taxes                        --                --                --                --                --
411        Provision for Deferred
             Income Taxes - Cr                   --                --                --                --                --
411.5      Investment Tax Credit                 --                --                --                --                --
426.1      Donations                             --                --                 2             2,850                --
426.5      Other Deductions                      --                --             1,157                27                70
427        Interest on Long-Term
             Debt                                --                --                --                --                --
430        Interest on Debt to
             Associate Companies                 --                --                --                --                --
431        Other Interest Expense                --                --                --                --              (205)
                                           --------          --------          --------          --------          --------

           TOTAL EXPENSES                  $  4,542          $  1,433          $  2,809          $ 17,502          $ 24,688
                                           ========          ========          ========          ========          ========



                       ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                              For the Year Ended December 31, 2001

                        Schedule XVII - Schedule of Expense Distribution
                         by Department or Service Function - continued

                                         (in thousands)

                                             DEPARTMENT OR SERVICE FUNCTION
           Description                       Procure-           Inform.            Operational
Account    of Items                          ment               Systems            Support

920        Salaries and Wages              $   1,916          $  26,314           $  20,711
921        Office Supplies and
             Expenses                          1,337             27,411             (41,584)
922        Administrative
             Expense Transferred
             -Credit                              --                 --                  --
923        Outside Services
             Employed                          3,747             97,400              10,454
924        Property Insurance                     --                 --                  --
925        Injuries and Damages                   --                 --                (534)
926        Employee Pensions
             and Benefits                        262              4,748              11,800
928        Regulatory
             Commission
             Expense                              --                 --                  --
930.1      General Advertising
             Expense                               2                 --                 101
930.2      Miscellaneous
             General
             Expense                               2                  7              (4,388)
931        Rents                                  --                760               8,207
932        Maintenance of
             Structures and
             Equipment                             1                 46               2,592
403        Depreciation and
             Amortization
             Expense                              --              1,239              11,881
408        Taxes Other Than
             Income Taxes                         --                 --               5,703
409        Income Taxes                           --                 --              10,268
410        Provision for Deferred
             Income Taxes                         --                 --              (6,157)
411        Provision for Deferred
             Income Taxes - Cr                    --                 --                 227
411.5      Investment Tax Credit                  --                 --                  --
426.1      Donations                               8                  6                  60
426.5      Other Deductions                       --                 --                  26
427        Interest on Long-Term
             Debt                                 --                 --                  --
430        Interest on Debt to
             Associate Companies                  --                 --               5,133
431        Other Interest Expense                 --                (11)             (1,808)
                                           ---------          ---------           ---------

           TOTAL EXPENSES                  $   7,275          $ 157,920           $  32,692
                                           =========          =========           =========

                                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                For the Year Ended December 31, 2001

                                          Departmental Analysis of Salaries - Account 920
                                                           (in thousands)

                                        Departmental Salary Expense
Name of Department                      Included in Amounts Billed to                                     Number of
Indicate each department                Total              Parent         Other          Non              Personnel
Or service function                     Amount             Company        Associates     Associates       End of Year

Executive                                $ 5,522          $    --          $ 5,522          $                     24
Planning                                   3,907              711            3,196                                42
Human Resources                            9,222               --            9,206               16               93
Finance and Accounting                    12,177               --           12,177                               153
Internal Audit                               786               --              786                                 9
Environmental                                517               --              517                                 5
Governmental Affairs                         729              641               88                                 5
Communications & Public Affairs            1,330               --            1,330                                15
Legal                                      8,103               --            8,103                               113
Procurement                                1,916               --            1,916                                18
Information Systems                       26,314               --           26,314                               380
Operational Support                       20,711               --           20,676               35              114
                                         -------          -------          -------          -------          -------
                    TOTAL                $91,234          $ 1,352          $89,831          $    51              971
                                         =======          =======          =======          =======          =======

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                               Outside Services Employed - Account 923
                                           (in thousands)
Instructions:

Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need to be shown. Provide a subtotal for each type of service.

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Informational Technology Services
ISSC                                  44 South Broadway              N                    $  41,298
                                      White Plains NY 10601
IBM Corporation                       2005 Market St                 N                       33,614
                                      Philadelphia PA 19103-7099
SBC Global Network                    225 W Randolph St              N                        5,351
                                      Chicago IL 60606
Peoplesoft USA                        4460 Hacienda Dr               N                        3,495
                                      Pleasanton CA 94588
Indus International                   60 Spear St                    N                        3,289
                                      San Francisco CA 94120
Nextira-One, LLC                      470 Lapp Rd                    N                        2,959
                                      Malvern PA 19355-1212
CA Business Partners                  125 E Lake St                  N                        2,578
                                      Bloomingdale IL 60108
Black Box Corporation                 1000 Park Dr                   N                        2,309
                                      Lawrence PA 15055
Computer Assoc International Inc      2400 Cabot Dr                  N                        1,983
                                      Lisle IL 60532
Compuware Corporation                 2 Pierce Plaza                 N                        1,705
                                      Itasca IL 60143
BMC Software Distribution Inc.        2101 City West Blvd            N                        1,556
                                      Houston TX 77042
Softmart Inc.                         450 Acorn Lane                 N                        1,504
                                      Dowingtown PA 19335
Amdahl Corp                           9939 W Higgins                 N                          967
                                      Rosemont IL 60018
IBM Global Services                   455 Park Place                 N                          911
                                      Lexington KY 40511
ComDisco Inc                          6111 N River Rd                N                          770
                                      Rosemonth IL 60018
Corporate PC Source                   1134 Tower Lane                N                          706
                                      Bensenville IL 60106
Alternative Resources Corp.           1240 S. Broad St               N                          667
                                      Lansdale PA 19446
Sayers Computer Source Inc            1150 Feehanville               N                          664
                                      Mount Prospect IL 60056
Judge Group                           Two Bala Plaza                 N                          603
                                      Bala Cynwyd PA 19004-1510


                                                 28


                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate        Amount
Informational Technology Services - continued
Storage Technology Corporation        10 S Wacker Dr                 N                          603
                                      Chicago IL 60606
Enterasys Network                     35 Industrial Way              N                          545
                                      Rochester NH 03867
Gartner Group                         56 Top Gallant Rd              N                          474
                                      Stamford CT 06904
Information Builders                  3010 Highland Parkway          N                          471
                                      Downers Grove IL 60515
Forsythe McArthur Associates Inc      7500 Frontage Rd               N                          436
                                      Skokie IL 60077
Oracle Corporation                    500 Oracle Parkway             N                          412
                                      Redwood Shores CA 94065
SAS Institute, Inc                    Two Prudential Plaza           N                          400
                                      Chicago IL 60601
Cybermation Inc                       80 Tiverton Ct                 N                          389
                                      Markham ON L3ROG
Hewlett-Packard Company               8000 Foothills Blvd            N                          377
                                      Roseville CA 95747
NetIQ Corporation                     3553 N First St.               N                          373
                                      San Jose CA 95134
Ajilon LLC                            210 W Pensylvannia Ave         N                          337
                                      Towson MD 21204
Rapp Digital                          11 Madison Ave                 N                          328
                                      New York NY 10010
System Management Arts                14 Mamaroneck Ave              N                          319
                                      White Plains NY 10601
EMC Corporation                       171 South St                   N                          311
                                      Hopkinton MA 01748
Serena Software                       500 Airport Blvd               N                          306
                                      Burlinham CA 94010
Fusion Technology                     1332 Laurie Lane               N                          306
                                      Burr Ridge IL 60521
Devon Bank                            6445 North Western Ave         N                          305
                                      Chicago IL 60645
Broadwing IT Consulting               1787 Sentry Parkway West       N                          301
                                      Blue Bell PA 19422-2240
Interwoven                            803 11th Avenue                N                          283
                                      Sunnyvale CA 94089
Cedar                                 1500 Market St                 N                          281
                                      Philadelphia PA 19102-4737
Cognos Corporation                    67 S Bedford St                N                          272
                                      Burlington MA 01803
Automated Systems, Inc.               435 Devon Park Dr              N                          239
                                      Wayne PA 19087-1941
Storage Tek Financial                 1401 Pearl St                  N                          234
   Services Group                     Boulder CO 80302



                                                 29

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Informational Technology Services - continued
Docutech                              2049 Stout Dr                  N                          222
                                      Ivyland PA 18974
Lucent Technologies                   209 Pleasant Hill Rd           N                          221
                                      Flanders NJ 07836
Information Systems Support           One IBM Plaza                  N                          218
                                      Chicago IL 60611
Metases, Inc.                         20464 Chartwell Center Dr      N                          214
                                      Cornelius NC 28031
Hi-Tech Solutions                     Two Mid America Plaza          N                          214
                                      Oakbrook Terrace IL 60181
Intraware                             25 Orinda Way                  N                          211
                                      Orinda CA 94563
Candle Corporation                    1515 W 22nd St                 N                          209
                                      Oak Brook IL 60523
Recall                                Total Infromational Mmgmt      N                          209
                                      Schaumberg IL 60173
Hyperion Solutions                    1344 Crossman Ave              N                          207
                                      Sunnyvale CA 94089
Cymbrogi Consulting, Inc.             5885 Cumming Highway           N                          205
                                      Sugar Hill GA 30518
Software Architects Inc               4 Westbrook Corporate Cntr     N                          201
                                      Westchester IL 60154
EMC Software                          1011 Warrenville Rd            N                          199
                                      Lisle IL 60532
Technology Solutions Co               205 N Michigan Ave             N                          195
                                      Chicago IL 60601
Imprint Enterprise                    1842 Centerpoint Dr            N                          189
                                      Naperville IL 60563
Software Technologies Group           10330 W Roosevelt Rd           N                          188
                                      Westchester IL 60154
Fujitsu Technology Solutions          1250 E Arques Ave              N                          186
                                      Sunnyvale CA 94088
Sybase Inc                            6425 Christie Ave              N                          185
                                      Emeryville CA 94608
Global Integrity Corporation          19 West 44th St                N                          168
                                      New York NY 10036
Power Plan Consultants Inc            1600 Parkwood Circle           N                          162
                                      Atlanta GA 30339
Interactive Business Systems Inc      118 S Clinton                  N                          162
                                      Chicago IL 60661
Technology Partners                   14550 Torrey Chase             N                          162
                                      Houston TX 77014
Websense, Inc                         10240 Sorrento Valley Rd       N                          136
                                      San Diego CA 92121
Connectria Corporation                34 Worthington Dr              N                          135
                                      St Louis MO 63043


                                                 30

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Informational Technology Services - continued
H & W Computer Systems                6154 N Meeker Pl               N                          132
                                      Boise ID 83713
Spherion Corporation                  823 Commerce Dr                N                          129
                                      Oak Brook IL 60521
Innovative Systems Associates         725 Skippack                   N                          127
                                      Blue Bell PA 19422
CDB Software Inc                      POBox 420789                   N                          125
                                      Houston TX 77242
Technology Topper, Inc                301 Sylvan Dr                  N                          125
                                      Winter Park FL 32789
Hanson-Wallace Company                1860 W Prairie Ave             N                          122
                                      Park Ridge IL 60068
Software Consulting Group             1400 North Providence Rd       N                          120
                                      Media PA 19063
American Computer Educators, Inc      1617 JFK Blvd                  N                          117
                                      Philadelphia PA 19103
Microsoft Corpora                     7100 Valley View Lane          N                          113
                                      Irving TX 75039
Microsoft Consulting Services         3025 Highland Parkway          N                          111
                                      Downers Grove IL 60515
Reed Elsevier Inc                     PO Box 2314                    N                          108
                                      Carol Stream IL 60132
Genuity                               120 S LaSalle St               N                          106
                                      Chicago IL 60603
KC Inc                                19 Industrial Dr               N                          106
                                      Mahwah NJ 07430
Tri-Comp Consulting                   4600 Maple CL.                 N                          102
                                      Brookfield IL 60513
Motorola                              2905 South Hampton Rd          N                          101
                                      Philadelphia PA 19154-1270
ACSYS Resources, Inc.                 530 E Swedesford Rd            N                           98
                                      Wayne PA 19087
Ecora Corporation                     500 Spaulding Turnpike         N                           97
                                      Portsmouth NH 03802
Synectics Inc.                        401 E Illinois St              N                           97
                                      Chicago IL 60611
Gans, Gans & Associates               4129 East Fowler Ave           N                           96
                                      Tampa FL 33617-2011
Synergy Networks, Inc.                8474 Tyco Rd                   N                           92
                                      Vienna VA 22182
Trilogy Software                      4600 Maple CL                  N                           92
                                      Brookfield IL 60513
One Source Information Services       POBox 371112                   N                           89
                                      Pittsburgh PA 15251
Brio Technology                       Two Mid America Plaza          N                           88
                                      Oak Brook Terrace IL 60181


                                                 31

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Informational Technology Services - continued
XRT-Cerg America, Inc                 1150 First Avenue              N                           85
                                      King of Prussia PA 19406
Hyperion Software Corporation         900 Long Ridge Road            N                           82
                                      Stamford CT 06902-1135
Levi, Ray & Shoup Inc.                2401 W Monroe St               N                           82
                                      Springfield IL 62704
WD Associates                         515 Main St                    N                           82
                                      Delta PA 17314
Neon Systems, Inc                     14100 Southwest Freeway        N                           81
                                      Sugar Land TX 77478
Lexecon                               One Miflin Place               N                           80
                                      Cambridge MA 02138-4907
Sun Microsystems, Inc.                620 Freedom Business Ctr       N                           79
                                      King of Prussia PA 19406
Bindview Development Corp             5151 San Felipe                N                           74
                                      Houston TX 77056
Bottomline Technologies               155 Fleet St                   N                           68
                                      Portmouth NH 03801
Brooke Associates                     20 Zelkoua Dr                  N                           67
                                      Holand PA 18966
Scientel LLC                          2650 McCormick Dr              N                           66
                                      Clearwater FL 33759
Thrupoint                             8410 West Bryn Mawr Ave        N                           64
                                      Chicago IL 60631
IMI Systems, Inc.                     290 Broadhollow Rd             N                           61
                                      Melville NY 11747
Consul Risk Management                30 Great Rd                    N                           61
                                      Acton MA 01720
Software Engineering of America       1230 Hempstead Turnpike        N                           61
                                      Franklin Square NY 11010
Anacomp, Inc.                         7905 Browning Rd               N                           60
                                      Pennsauken NJ 08109
Peregrine Connectivity, Inc           2425 N Central Expressway      N                           60
                                      Richardson TX 75080
Delta Solutions                       4 Parkway North                N                           57
                                      Deerfield IL 60015
Systemware                            15601 Dallas Parkway           N                           55
                                      Addison TX 75001
CFC Inc.                              Route 796 PO Box 86            N                           52
                                      Kelton PA 19346
Sommerset Capital Group, Ltd          1087 Broad St                  N                           52
                                      Bridgeport CT 06604
J. R. Wayman and Associates           5516 Durad Dr                  N                           51
                                      Downers Grove IL 60515
Computer Workshop, Inc                1020 31st St                   N                           50
                                      Downers Grove IL 60515


                                                 32

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Informational Technology Services - continued
Proquire Plus                         133 Peachtree St               N                           50
                                      Atlanta Georgia 30303
Lexis-Nexis                           1650 Market St                 N                           48
                                      Philadelphia PA 19103
Microage Technology Services          757 Springdale Dr              N                           48
                                      Exton PA 19341-2883
Talisman Technologies                 7405 Colshire Dr               N                           48
                                      McClean VA 22102
Erickson, C. & Sons, Inc.             1530 Chestnut St               N                           47
                                      Philadelphia PA 19102
Peters & Associates, Inc              909 S Route 83                 N                           47
                                      Elmhurst IL 60126
Alphanet Solutions                    7 Ridgedale Ave                N                           46
                                      Cedar Knolls NJ 07927
Anixter-Philadelphia                  1400 N Providence Rd           N                           46
                                      Media PA 19063
Wallace Computer Services             230 W Monroe St                N                           45
                                      Chicago IL 60606
Radcom                                6 Forest Ave                   N                           43
                                      Paramus NJ 07652
Telenisus                             9 Law Drive                    N                           43
                                      Fairfield NJ 07004
Veritas                               1600 Plymouth St               N                           41
                                      Mt View CA 94043
Aliva Computer Services, Inc          6201 W Touhy Ave               N                           39
                                      Chicago IL 60646
Siemens Info & Comm Network, Inc      1701 Golf Rd                   N                           37
                                      Rollings Meadows IL 60008
Strategic Link Consulting, Inc.       200 Lindenwood Dr              N                           35
                                      Malvern PA 19355-1756
Systems West Computer Resources       3115 East Lion Lane            N                           35
                                      Salt Lake City UT 84121
Citrix                                6400 NW 6th Way                N                           34
                                      Ft Lauderdale FL 33309
Hummingbird                           25 Burlington Mall Rd          N                           33
                                      Burlington MA 01703-4100
Janus Technologies                    1000 Cliff Mine Rd             N                           33
                                      Pittsburgh PA 15275
Mainstar Software Corporation         12011 NE 1st ST                N                           33
                                      Bellevue WA 98009
Manpower Services                     2301 Market St                 N                           33
                                      Philadelphia 19103-1380
Programming Plus                      3172 Friedens Lane             N                           32
                                      Center Valley PA 18034
The Burton Group                      7050 Union Park Center         N                           31
                                      Midvale UT 84047


                                                 33

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Informational Technology Services - continued
Global Knowledge                      9000 Regency Parkway           N                           31
                                      Cary NC 27511
Check Free Corporation                25 Crossroads Dr               N                           30
                                      Owings Mill MD 21117
The Robert Francis Group              22 Crescent Rd                 N                           29
                                      West Port CT 06880
Baltimore Technologies                15500 SE 30th Place            N                           29
                                      Bellevue WA 98007
DDG Consulting, Inc.                  15 E Kincaid Dr                N                           29
                                      West Windsor NJ 08550
New Era Software Inc.                 18625 Sutter Blvd              N                           28
                                      Morgan Hill CA 95037
RHR International Company             220 Gerry Dr                   N                           27
                                      Wood Dale IL 60191
Caliber Data Training                 5901 N Cicero Ave              N                           26
                                      Chicago IL 60646
Dawn Seifried                         126 Woodlyn Ave                N                           26
                                      Trooper PA 19403
Info Technologies, Inc.               179 Avenue at the Common       N                           26
                                      Shrewsbury NJ 07702
Linkage Incorporated                  One Forbes Road                N                           26
                                      Lexington MA 02421
Volt Information Sciences             560 Lexington Ave              N                           26
                                      New York NY 10022-6828
Cynthia Davidson-Reid                 350 W 57th St                  N                           25
                                      New York NY 10019-3761
Ithan Creek Systems Inc.              29 Brennan Drive               N                           25
                                      Bryn Mawr PA 19010
Other                                                                N                          920
                                                                                          ---------
                                                                                          $ 125,882
                                                                                          ---------

Management Consulting Services
Arthur Andersen LLC                   33 W Monroe St                 N                    $   9,159
                                      Chicago IL 60603
Answerthink Consultants               PO Box 116525                  N                        8,031
                                      Atlanta GA 30368
McKinsey & Company                    PO Box 7247                    N                        5,603
                                      Philadelphia PA 19170
Cap Gemini Ernst                      1285 of the Americas           N                        2,121
                                      New York NY 10019
Deloitte & Touche LLP                 1700 Market St                 N                        2,075
                                      Philadelphia PA 19103-3984
RHR International Company             220 Gerry Dr                   N                        1,016
                                      Wood Dale IL 60191
Fusion Labs                           10100 N Central Expressway     N                          548
                                      Dallas TX 75231


                                                 34

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Management Consulting Services - continued
The Concours Group                    800 Rock Mead Dr               N                          432
                                      Kingwood TX 77339
META Group, Inc.                      208 Harbor Dr                  N                          429
                                      Stamford CT 06912
Smart & Associates LLP                92 West Lancaster Ave          N                          397
                                      Devon PA 19333
Accenture                             100 S Wacker Dr                N                          335
                                      Chicago IL 60606
The Derson Group Ltd                  332 S Michigan Ave             N                          316
                                      Chicago IL 60604
Sieben Energy Associates              401 N Wabash Ave               N                          307
                                      Chicago IL 60611
Gardner & Geldmac                     Dept 77-2756                   N                          288
                                      Chicago IL 60678
Resource Systems                      177 Broad St                   N                          251
                                      Stamford CT 06901
Deloitte Consulting                   File East PO Box 29490         N                          230
                                      New York NY 10087-9490
Center for Corporate Education        One Tower Lane                 N                          206
                                      Oakbrook Terrace IL 60181
Johnson, Fenner & Levy                PO Box 835                     N                          179
                                      Bryn Mawr PA 19010
Management Associated Results Co      Inc (MARC)                     N                          141
                                      Terre Haute IN 47807
AON Consulting                        PO Box 93736                   N                          116
                                      Chicago IL 60673
Mercer Management Consulting          33 Hayden Ave                  N                          114
                                      Lexington MA 02421
Cheryl Scaman                         16010 S River Rd               N                          108
                                      Plainfield IL 60544
Aspen Woods Consulting                PO Box 584                     N                           97
                                      Springboro OH 45066
TMP Worldwide                         1528 Walnut St                 N                           96
                                      Philadelphia PA 19102
Thelen Reid & Priest, LLP             701 Pennsylvannia Ave          N                           95
                                      Washington DC 20004-2608
Pantellos Group Limited               Waterway Plaza One             N                           94
                                      The Woodlands TX 77380
Scullin Group                         2500 One Liberty Place         N                           93
                                      Philadelphia PA 19103
Spencer Stuart, SSI (U.S.) Inc        PO Box 98991                   N                           91
                                      Chicago IL 60693
Robertson Lowstuter, Inc              104 Wilmot Rd                  N                           90
                                      Deerfield IL 60015
David Grossman & Associates           1144 W Fulton St               N                           84
                                      Chicago IL 60607


                                                 35

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Management Consulting Services - continued
Strategic Innovation                  PO Box 1145                    N                           84
                                      Valparaiso IN 46383
Corporate Balance Concepts, Inc       79 W Monroe St                 N                           80
                                      Chicago IL 60603
Jacobs Agency Inc                     430 W Erie                     N                           80
                                      Chicago IL 60610
Planemasters, Ltd                     32W515 Towers Rd               N                           78
                                      West Chicago IL 60185
ICF Consulting                        9300 Lee Highway               N                           71
                                      Fairfax VA 22031-1207
Executive Diversity Services          675 S Lane St                  N                           69
                                      Seattle WA 98104
Kass Uehling Inc                      333 Seventh Ave                N                           67
                                      New York NY 10001
Samuel J. Granieri, MD                4109 Johnson Ave               N                           67
                                      Western Springs IL 60558
Robert Half                           PO Box 60000                   N                           61
                                      San Francisco CA 94160
The Cabot Advisory Group              90 Washington Valley Rd        N                           59
                                      Bedminster NJ 07921
Root Learning, Inc.                   810 West South Boundary        N                           57
                                      Perrysburgh OH 43552
Convergent Media Syatems Corp         PO Box 198229                  N                           51
                                      Atlanta GA 30384
Pritchett & Associates, Inc.          13155 Noel Rd                  N                           49
                                      Dallas TX 75240
Applied Research Corporation          304 Amboy Ave                  N                           47
                                      Metuchen NJ 08840
Initial Security                      1601 N Bond St                 N                           46
                                      Naperville IL 60563
Beampines, Inc                        600 Third Ave                  N                           43
                                      New York NY 10016
Management Technologies Group         PO Box 160                     N                           43
                                      Morgantown PA 19543
The Northbridge Group                 55 Old Bedford Rd              N                           41
                                      Lincoln MA 01773
AUS Consultants                       155 Gaither Dr                 N                           40
                                      Moorestown NJ
The Estes Group Inc                   2835 Belvidere Rd              N                           40
                                      Waukegan IL 60085
Watson Wyatt & Company                33 W Madison St                N                           40
                                      Chicago IL 60606
Peter Imlay Associates, LLC           PO Box 470247                  N                           38
                                      San Francisco CA 94147
Bloomberg/Blom                        PO Box 30244                   N                           36
                                      Hartford CT 06150


                                                 36


                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Management Consulting Services - continued
ILEX Energy Services LTD.             8706 Commerce Dr               N                           36
                                      Easton PA 21601
Development Dimensions Int'l          2001 Spring Rd                 N                           35
                                      Oak Brook IL 60521
Real Estate Analysis Corporation      180 N LaSalle St               N                           35
                                      Chicago IL 60606
Medius & Associates                   1292 Williamsburg Ln           N                           34
                                      Crystal Lake IL 60014
CMC Consulting Group                  Two Wisconsin Circle           N                           31
                                      Chevy Chase MD 20815
Jacques Whitford, Inc.                450 South Gravers Rd           N                           31
                                      Plymouth Meeting PA 19462
RD Brown Company                      6 Spyglass Ct                  N                           27
                                      Lake in the Hills IL 60156
Soneta                                13760 Noel Rd                  N                           27
                                      Dallas TX 75240
CCH Incorporated                      PO Box 4307                    N                           26
                                      Carol Stream IL 60197
Cheryl Jefferson                      531 S Plymouth Ct              N                           26
                                      Chicago IL 60605
Chwmeg, Inc.                          470 William Pitt Way           N                           26
                                      Pittsburgh PA 15238-1330
The Lincoln Fund, Inc                 6344 Cavalier Corridor         N                           25
                                      Falls Church VA 22044
Other                                                                N                          716
                                                                                          ---------
                                                                                          $  35,504
                                                                                          ---------

Legal Services
Sidley & Austin                       One Bank Plaza                 N                    $   1,313
                                      Chicago IL 60603
Ballard Spahr Andrews & Ingersoll     1735 Market St                 N                          878
                                      Philadelphia PA 19103-7599
Scott, Madden & Associates            2626 Glenwood Ave              N                          502
                                      Raleigh NC 27608
Sonneschein Nath & Rosenthal          8000 Sears Tower               N                          355
                                      Chicago IL 60606
Jones, Day, Reavis & Pogue            PO Box 70294                   N                          329
                                      Washington DC 20044
Montgomery McCracken Walker           457 Haddonfield Rd             N                          305
                                      Cherry Hill NJ 08002-5074
Foley & Lardner                       Three First National Plaza     N                          295
                                      Chicago IL 60602
David Gomez & Associates              37558 Eagle Way                N                          218
                                      Chicago IL 60615
Morgan, Lewis & Bockius               PO Box 8500                    N                          211
                                      Philadelphia PA 19178



                                                 37

                                         ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                For the Year Ended December 31, 2001

                                        Outside Services Employed - Account 923 - continued
                                                           (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Legal Services - continued
Paul & Paul                           2000 Market St                 N                          211
                                      Philadelphia PA 19103
Goldberg, Kohn, Bell, Black           55 E Monroe St                 N                          179
   Rosenbloom & Moritz, Ltd           Chicago IL 60603
PA Consulting Services Inc            PO Box 406301                  N                          178
                                      Atlanta GA 30384
Jenner & Block                        One IBM Plaza                  N                          169
                                      Chicago IL 60611
Larkin, Hoffman, Daly & Lindgren      1500 Wells Fargo Plaza         N                          164
                                      Bloomington MN 55431
McDermott Will & Emery                227 W Monroe St                N                          154
                                      Chicago IL 60606-5096
Schiff, Hardin & Waite                6600 Sears Tower               N                          147
                                      Chicago IL 60606
Hopkins & Sutter                      Three First National Plaza     N                          139
                                      Chicago IL 60602
Winston & Strawn                      35 W Wacker Dr                 N                          137
                                      Chicago IL 60601
Thelen Reid & Priest, LLP             701 Pennsylvannia Ave          N                          132
                                      Washington DC 20004-2608
Keefer Wood Allen & Rahal             PO Box 11963                   N                          122
                                      Harrisburgh PA 17108
Drake, Beam, Morin, Inc               PO Box 100739                  N                          112
                                      Atlanta GA 30384
PA Consulting Group                   455 Science Dr                 N                          107
                                      Madison WI 53711-1058
Mayer, Brown & Platt                  190 S LaSalle St               N                           91
                                      Chicago IL 60603-3441
Slaughter and May                     35 Basinghall St               N                           87
                                      London England EC2V 5DB
Lynn P. Cohn                          Northwestern University        N                           69
                                      Chicago IL 60611
Richard M Hanson & Associates         950 DuPage Ave                 N                           63
                                      Lombard IL 60148
Matkov, Salzman, Madoff & Gunn        55 E Monroe St                 N                           61
                                      Chicago IL 60603
Freeborn & Peters                     311 S Wacker Dr                N                           58
                                      Chicago IL 60606
Mathis, Marifan, Richter & Grandy     720 W Main St                  N                           52
                                      Belleville IL 62220
William J. Donohue                    1105 Blythe Ave                N                           50
                                      Drexel Hill PA 19026
Osler Hoskin & Harcourt               1 First Canadian Place         N                           41
                                      Toronto ON M5X 1B8
Blank, Rome, Comiskey                 One Logan Square               N                           40
   & McCauley                         Philadelphia PA 19103



                                                 38


                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Legal Services - continued
Affiliates                            PO Box 6248                    N                           39
                                      Carol Stream IL 60197
GGB Consulting Group, LLC             1566 Spring Meadow Lane        N                           36
                                      Boothwyn PA 19061
West Group                            PO Box 6187                    N                           34
                                      Carol Stream IL 60197
Special Counsel                       1800 K Street                  N                           31
                                      Washington DC 20006
Litigation Risk Management Inst.      145 Forest Ave                 N                           30
                                      Palo Alto CA 94301
Center City Legal Reproduction        123 S Broad St                 N                           28
                                      Phialdelphia PA 19109
Vrinks, Hofer, Gils & Lione           455 N Cityfront Plaza Dr       N                           26
                                      Chicago IL 60611
Other                                                                N                          466
                                                                                          ---------
                                                                                          $   7,659
                                                                                          ---------

Human Resource & Contracting Services
Resource Connection                   File # 55221                   N                        1,221
                                      Los Angeles CA 90074-5221
Gelfond Group                         535 Route 38                   N                          795
                                      Cherry Hill NJ 08002
Johnson, Fenner & Levy                PO Box 835                     N                          584
                                      Bryn Mawr PA 19010-0835
Russell Reynolds Associates, Inc      Church Street Station          N                          323
                                      New York NY 10249
Kforce.com                            PO Box 277997                  N                          304
                                      Atlanta GA 30384
Kelly Services                        1212 Solutions Center          N                          262
                                      Chicago IL 60677
Training One-Consultants              PO Box 9893                    N                          251
                                      Rancho Sante Fe CA 92067
The American College                  270 Byn Mawr Ave               N                          203
                                      Bryn Mawr PA 19018
Onsite Energy Services                7301 Parkway Dr                N                          130
                                      Hanover MD 21076
R.D. RAAB & Company                   Brandy Wine One                N                          116
                                      Chadds Ford PA 19317
Video Learning Systems, Inc           220 Technology Dr              N                           95
                                      Irvine CA 92618
Penn State University                 310 Business Admin Bldg        N                           75
                                      University Park PA 16802
American Management Assoc.            1601 Broadway                  N                           72
                                      New York NY 10019


                                                 39

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Human Resources and Contracting Services - continued
Manpower, Inc                         PO Box 7247-0208               N                           65
                                      Philadelphia PA 19170
Diversified Search, Inc.              2005 Market St                 N                           63
                                      Philadelphia PA 19103
Career Concepts Inc.                  140 West Germantown Pike       N                           59
                                      Plymouth Meeting PA 19462
Situation Management Systems          195 Hanover St                 N                           45
                                      Hanover MA 02339-2294
Cael                                  55 E Monroe St.                N                           37
                                      Chicago IL 60603
Gregory Michaels & Associates         804 N Dearborn St              N                           35
                                      Chicago IL 60610
CDS Services Corp.                    303 Merrick Rd                 N                           33
                                      Lynbrook NJ 11563
The Felicity Group Limited            40 East Ninth St               N                           33
                                      Chicago IL 60605
Account Pros                          PO Box 4279                    N                           32
                                      Boston MA 02212
Blanchard Training & Development      636 Huber Lane                 N                           32
                                      Glenview IL 60025
RHR International Company             220 Gerry Dr                   N                           32
                                      Wood Dale IL 60191
Minority Executive Search, Inc        PO Box 18063                   N                           28
                                      Cleveland OH 44118
General Physics Corp                  2621 Van Buren Ave             N                           26
                                      Audubon PA 19401
Lucas Group                           PO Box 406672                  N                           26
                                      Atlanta GA 30384
Lee Hecht Harrison, Inc               1450 E American Lane           N                           25
                                      Schaumberg IL 60173
Susan Molinari, LLC                   4004 Sharp Place               N                           25
                                      Alexandria VA 22304
Other                                                                N                          445
                                                                                          ---------
                                                                                          $   5,472
                                                                                          ---------

Financial Services
Towers Perrin Forester & Crosby       1500 Market St                 N                    $   3,136
                                      Philadelphia PA 19102
KPMG, LLP                             100 Matson Ford Rd             N                          510
                                      Randor PA 19087-4568
Equiserve                             4229 Collection Center Dr      N                          390
                                      Chicago IL 60693
Credit Suisse                         11 Madison Ave                 N                          242
                                      New York NY 10010-3698
ALCAR Group, Inc.                     5215 Old Orchard Rd            N                          201
                                      Skokie IL 60077


                                                 40

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Financial Services - continued
London Economics                      350 Massachusetts Ave          N                          123
                                      Cambridge MA 02139-4182
Thomson Financial/Carson              7271 Collection Center Dr      N                           88
                                      Chicago IL 60693
Analysis Group Economics              One Battle Square              N                           72
                                      Cambridge MA 02138
Lina                                  C/O First Union                N                           38
                                      Philadelphia PA 19192
ADP Financial Information Services    PO Box 23487                   N                           34
                                      Newark NJ 07189
MJ Bradley & Associates               47 Junction Square Dr          N                           32
                                      Concord MA 01742
Weiland Financial                     900 North Shore Dr             N                           27
                                      Lake Bluff IL 60044
Standard & Poors                      PO Box 80-2542                 N                           25
                                      Chicago IL 60680
Other                                                                N                           27
                                                                                          ---------
                                                                                          $   4,945
                                                                                          ---------

Auditing
PricewaterhouseCoopers LLP            2400 Eleven Penn Center        N                    $   2,915
                                      Philadelphia PA 19103-2962
Washington, Pittman &                 819 S Wabash Ave               N                           57
   McKeever LLC                       Chicago IL 60605
                                                                                          ---------
                                                                                          $   2,972

Medical & Health Services
Horizon Behavioral Services           123 Great Rd                   N                          227
                                      Stow MA 01775
The Amherst Group Limited             7 Riversville Rd               N                          189
                                      Greenwich CT 06831
Drugscan, Inc.                        1119 Mearns Rd                 N                          173
                                      Warminster PA 18974-0097
University of Pennsylvania            3733 Spruce St                 N                          106
                                      Philadelphia PA 19104
Concentra Medical Centers             716 Loucks Rd                  N                           91
                                      York PA 17484
DMH Corporate Health Services         2122 North 27th St             N                           68
                                      Decatur IL 62526
Dr. John Koehler, MD                  750 Orth Rd                    N                           56
                                      Caledonia IL 61011-9471
Knorr Associates                      10 Park Place                  N                           49
                                      PO Box 400
Bensinger, DuPont & Associates        20 N Wacker Dr                 N                           47
                                      Chicago IL 60606



                                                 41

                          ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                For the Year Ended December 31, 2001

                         Outside Services Employed - Account 923 - continued
                                           (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Medical & Health Services - continued
Physician's Immediate Care            11475 North 2nd St             N                           45
                                      Machesney Park IL 61014
Wackenhut Corporation                 4200 Wackenhut Dr              N                           42
                                      Palm Beach Gardens FL 33410
PMA Group                             380 Sentry Parkway             N                           30
                                      Blue Bell PA 19422-2328
Cape Health Solutions                 7511/2West Poplar Ave          N                           29
                                      West Wildwood NJ 08260
PECO Energy Corporation               2301 Market St                 A                           29
                                      Philadelphia PA 19103-1380
Other                                                                N                          147
                                                                                          ---------
                                                                                          $   1,328
                                                                                          ---------

Building Services
Commonwealth Edison Company                                          A                    $     420
Frank W. Hake, Inc.                   1500 Chester Pike              N                          217
                                      Eddy stone PA 19022-1396
Burns International Protective        444 North 3rd St               N                          107
                                      Philadelphia PA 19123
Safety-Kleen Corp                     1000 N. Randall Rd             N                          105
                                      Elgin IL 60123
Hewitt Associates                     Independence Square West       N                           82
                                      Philadelphia PA 19106
Phillip Services                      550 Pinetown Rd                N                          34
                                      Fort Washington PA 19034
Asplundh Tree Expert Company          405 Caredean Dr                N                           30
                                      Horsham PA 19044
Other                                                                N                           27
                                                                                          ---------
                                                                                          $   1,022
                                                                                          ---------
Mail Services
Commonwealth Edison Company                                          A                    $     513
                                                                                          ---------

Fleet Services
Commonwealth Edison Company                                          A                    $      75
Other                                                                N                           10
                                                                                          ---------
                                                                                          $      85
                                                                                          ---------
Other
Document Advantage Corp.              5665 Cypress Gardens Blvd      N                    $      87
                                      Winter Haven FL 22884
Logos Pictures, Inc.                  332 N. 39th St                 N                           56
                                      Philadelphia PA 19104-4610
Copyright Clearance Center            222 Rosewood Dr                N                           28
                                      Danvers MA 01923
Other                                                                N                          164
                                                                                          ---------
                                                                                          $     335
                                                                                          ---------
                                                                     TOTAL                $ 185,717
                                                                                          =========

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

                  Employee Pensions and Benefits - Account 926
                                 (in thousands)

Instructions:

Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

Description                                               Amount

Pension                                                   $   7,695
Post Retirement Benefits other than Pensions                  5,408
Medical Plan                                                  7,707
Dental Plan                                                     629
Vision Plan                                                      10
Medical Services                                              1,567
Long Term Disability                                            154
Life Insurance                                                  763
Employee Savings and Investment Plan                          3,179
Excess Benefit Savings Plan                                     226
Worker's Compensation                                           372
Tuition Reimbursement                                           293
Other Benefits                                                  602
                                                          ---------
         TOTAL                                            $  28,605
                                                          =========

                    ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                           For the Year Ended December 31, 2001

                       General Advertising Expenses - Account 930.1
                                      (in thousands)

Instructions:

Provide a listing of the amount included in Account 930.1, "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

Description                    Name of Payee                                    Amount
Advertising Management         Tierney Communications                           $  5,933
                               Advantage Marketing                                    66
                               Applied Marketing Science, Inc                         33
                               Norton Rubble & Mertz Advertising                       8
                               Other                                                   2
                                                                                --------
                                                                                $  6,042

Sponsorship                    Chicago Bulls                                    $  1,434
                               EFK Group                                             375
                               The Field Museum                                      308
                               Scientific Certification                              122
                               Institute of Electrical & Electronic Engineers        100
                               National Council of Raza                              100
                               Philadelphia Art Museum                               100
                               Goodman Theatre                                        73
                               Anti-Defamation League                                 25
                               The History Makers                                     25
                               United States - Mexico Chamber of Commerce,
                                 Mid America Chapter                                  25
                               Women Employed Institute                               25
                               Philadelphia Convention and Visitors Bureau            23
                               Phil Stefani Restaurants                               22
                               Diversity Best Practices                               15
                               River North Chicago Dance Company                      14
                               Hamdard Center                                         10
                               Hispanic National Bar Society                          10
                               Junior Achievement                                      6
                               Alliance to Save Energy                                 5
                               Bismarck Enterprises                                    5
                               Hispanic Alliance for Career Enhancement                3
                               Other                                                   7
                                                                                --------
                                                                                $  2,832

Logo                           Kass Uehling                                     $    276
                                                                                --------



                                           44




                    ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                           For the Year Ended December 31, 2001

                 General Advertising Expenses - Account 930.1 - continued
                                      (in thousands)

Description                    Name of Payee                                    Amount
Promotions                     Brown & Bigelow                                  $     36
                               Artcraft & Foremost                                    32
                               CCS Multimedia                                         28
                               Inniscrone Golf Club                                   21
                               JWT Specialized                                        15
                               Colorburst                                              7
                               Oak Ridge Associates                                    6
                               Other                                                   6
                                                                                --------
                                                                                $    151

Brand Management               Market Strategies Inc.                           $    117
                               Interbrand Corporation                                 27
                               Other                                                   3
                                                                                --------
                                                                                $    147

Convention                     Institute of Electrical & Electronic Engineers   $     60
                               G/M! Productions                                       16
                                                                                --------
                                                                                $     76

Television                     WGBO - TV Channel                                $    100
                                                                                --------

Magazine                       Forbes Inc                                       $     27
                               ADP Financial Informational Services                   11
                                                                                --------
                                                                                $     38

Website                        BrandWizard Technologies                         $     24
                                                                                --------

                                               TOTAL                            $  9,686
                                                                                ========

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

                 Miscellaneous General Expenses - Account 930.2
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expense permitted by Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. 441(b)(2)) shall be separately classified.

Description                                                   Amount
Manage Long Term Securities                                     3,220
Provide Shareholder Services                                     3,821
Write off of Restructuring Balances                            (3,442)
Vacation and Paid Time Off                                     (2,010)
Provide Director Services                                        2,047
Print Financial Reports                                          1,358
Conduct Annual Meeting                                             723
Contributions for Conventions                                      630
Administer Corporate Memberships                                   482
Conduct Audits and Property Assessments                             60
Manage Short Term Debt                                              56
Conduct Union Negotiations                                          21
Manage Environmental Programs                                       19
College Recruiting                                                  15
                                                              --------
                                            TOTAL             $  7,000
                                                              ========



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

                               Rents - Account 931
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 931, "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

Type of Property                                              Amount

305 Structures and Improvements                               $  8,682
307 Equipment - Informational Technology                           760
                                                              --------

                                                   TOTAL      $  9,442
                                                              ========

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

                   Taxes Other Than Income Taxes - Account 408
                                 (in thousands)

Instructions:

Provide an analysis of Account 408, "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

Kind of Tax                                             Amount

U.S. Government Taxes
     Federal Insurance Contribution Tax (FICA)          $  4,735
     Federal Unemployment Insurance Tax (FUTA)                81
                                                        --------
         SUBTOTAL                                       $  4,816
                                                        ========
Other than U.S. Government Taxes
     State Unemployment Insurance Tax (SUTA)                 245
     Medicare Tax                                          1,607
     Other                                                   105
                                                        --------
         SUBTOTAL                                       $  1,957
                                                        ========
              TOTAL                                     $  6,773
                                                        ========

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

                            Donations - Account 426.1
                                 (in thousands)

Instructions:

Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

Name of Recipient Purpose of Donation          Amount
Millennium Park Project                        Charitable              $  1,030
Abraham Lincoln Presidential Library and
     Museum                                    Charitable                   500
The Power of America Fund                      Charitable                   500
Hispanic Heritage Awards Foundation            Charitable                   294
Chicago Cultural Center Foundation             Charitable                   250
Kennett Area YMCA                              Charitable                   100
Institute of Electrical & Electric Engineers   Charitable                    65
YMCA of Metropolitan Chicago                   Charitable                    50
ChildrenFirst Inc                              Charitable                    33
Trustees of the University - Wharton           Charitable                    25
Granville Academy                              Charitable                    25
Canal Corridor Association                     Charitable                    20
The American Legion                            Charitable                    17
Hispanic National Bar Association              Charitable                    15
Bryant College                                 Charitable                    15
Chicago Urban League                           Charitable                    10
Edison African American Mgmt. Association      Charitable                    10
Juvenile Diabetes Research                     Charitable                    10
New America Alliance                           Charitable                    10
United States Holocaust Memorial Museum        Charitable                    10
USO of Illinois, Inc.                          Charitable                    10
Women Employed Institute                       Charitable                    10
Latinos United at ComEd for Service            Charitable                    10
Mexican Cultural Institute                     Charitable                     7
Goodman Theatre                                Charitable                     5
Hispanic Scholarship Fund                      Charitable                     5
Resources for the Future                       Charitable                     5
The CEO Coalition                              Charitable                     5
Heartland Institute                            Charitable                     5
Villanova University                           Charitable                     5
Marine Corps Scholarship Fund                  Charitable                     4
University of Chicago                          Charitable                     3
Other                                          Charitable                    17
                                                                       --------
                                                            TOTAL      $  3,080
                                                                       ========

                     ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                           For the Year Ended December 31, 2001

                             Other Deductions - Account 426.5
                                      (in thousands)
Instructions:

Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

Description                             Name of Payee                             Amount
Bank Commitment Fees                    Bank One                                  $  1,054
                                        Citibank, N.A.                                 241
                                        King & Spalding                                  8
                                                                                  --------
                                                                                  $  1,303
                                                                                  --------

Public Relations                        Susan Molinari LLC                             275
                                        Kessler & associates Business Services         111
                                        Morris Schreim                                 104
                                        Johnston & Associates                           91
                                        Capital Tax Partners                            88
                                        Nuclear Energy Institute                        75
                                        Washington Council Ernst & Young                63
                                        Akin, Gump, Strauss, Haver & Feld               61
                                        Government Strategies Inc.                      44
                                        Market Strategies Inc.                           9
                                        M.J. Bradley & Associates                        8
                                        The Tierney Group                                5
                                        Sidley & Austin                                  5
                                        Kess Uehling Inc.                                3
                                        Other                                           13
                                                                                  --------
                                                                                  $    955
                                                                                  --------

Building Fund Contributions             National Republican Senatorial
                                          Committee-Building Fund                 $     75
                                        The President's Dinner-Building Fund            25
                                        Republican Eagles - National Committee
                                          Building Fund                                 20
                                        Democratic Congressional Campaign
                                          Committee-Building Fund                       28
                                        Other                                            1
                                                                                  --------
                                                                                  $    149
                                                                                  --------

Employee Settlements                                                              $     69
                                                                                  --------

Exelon PAC Administration               Comerica Bank                             $     35
                                        Summit Gardner & Geldmacher, LLC                10
                                                                                  --------
                                                                                  $     45
                                                                                  --------


                                       49


                     ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                           For the Year Ended December 31, 2001

                       Other Deductions - Account 426.5 - continued
                                      (in thousands)

Description                             Name of Payee                             Amount
Review Legislation                      Foley & Lardner                           $     30
                                        Sidley & Austin                                  3
                                                                                  --------
                                                                                  $     33

Penalties                               IRS                                       $     31
                                                                                  --------

Other                                                                             $     14
                                                                                  --------

                                                              TOTAL               $  2,599
                                                                                  ========


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2001

                  Schedule XVIII - Notes to Statement of Income

Instructions:

The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Schedule XIV, Notes to Financial Statements

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               Organization Chart

Co-CEO & President, Exelon Corporation
Co-CEO & Chairman, Exelon Corporation
    Exec. VP, Exelon Corporation / President, Exelon Energy Delivery and Energy Exec. VP, Exelon Corporation / Pres. & Chief Nuclear Officer, Exelon Nuclear
      Senior VP, Exelon Corporation / President, Exelon Enterprises
      Senior VP, Exelon Corporation / President, Power Team Exelon
      Generation Senior VP, Exelon Generation / President, Exelon
      Power Senior VP, Exelon Corporation / President, Exelon Business
      Services
              Company
      Senior VP & Chief Financial Officer, Exelon Corporation
         VP & Controller
        VP & General Tax Officer
        VP & Corporate Treasurer
        VP of Corporate Development
        VP of Corporate Planning
        VP of Risk Management
        Senior VP of Governmental Affairs & Policy, Exelon Corporation
         VP of Public Policy
         VP of Congressional Affairs
        Senior VP & General Counsel, Exelon Corporation
         VP & Corporate Secretary
         VP of Environmental Health and Safety
        Senior VP & Chief Human Resources Officer, Exelon Corporation
         VP of Benefits
         VP of Compensation Planning
         VP of HR Planning & Development
         VP of Labor & Employee Relations
        Senior VP, Exelon Corporation / Senior VP of Communications & Public
                      Affairs

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                              Methods of Allocation

General:

         Direct charges shall be made so far as costs can be identified and related to the particular transactions involved without excessive effort or expense. Other elements of cost, including taxes, interest, other overhead, and compensation for the use of capital procured by the issuance of capital stock, shall be fairly and equitably allocated using the ratios set forth below.

Revenue Related Ratios:

         Revenues
         Sales - Units sold and/or transported
         Number of Customers

Expenditure Related Ratios:

         Total Expenditures
         Operations and Maintenance Expenditures
         Capital Expenditures
         Service Company Billings
         Service Company SLA Billings (Non-governance)

Labor/Payroll Related Ratios:

         Labor / Payroll
         Number of Employees

Units Related Ratios:

         Usage               (for example: CPU's, square feet , number of
                                vendor invoice payments)
         Consumption         (for example: tons of coal, gallons of oil,
                                MMBTU's)
         Capacity            (for example: nameplate generating capacity, peak
                                load, gas throughput)
         Other units related

Assets Related Ratios:

         Total Assets
         Current Assets
         Gross Plant

Composite Ratios:

         Total Average Assets and 12 months ended Gross Payroll
         Other composite ratios

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

           Annual Statement of Compensation for Use of Capital Billed
                                 (in thousands)

         Account 430     Interest on debt to associate companies   $ 5,865

Form U-13-60

Exhibit # 1

This exhibit is made pursuant to Exelon's Form U-1 Application-Declaration, as amended (the "Merger U-1") dated October 18, 2000 and the Commission's Order dated October 19, 2000. This exhibit reports information concerning non-service associate company transactions provided during the period from July 1, 2001 through December 31, 2001. Any capitalized terms used herein but not defined have the respective meanings given in the Merger U-1 or in the Commission's Order.

See attached spreadsheet for:

1.   List of companies providing services;
2.   List of companies receiving services;
3.   A description of the type of services provided;
4.   The dollar amount of the services provided, by category;
5. A description of the method of charging for services, i.e., cost, or, if permitted, other than cost;
6. A reference to the agreement under which such services were provided and transfer charges were based.






AN INCOME STATEMENT AND BALANCE SHEET FOR EACH SERVICE PROVIDER FOR, AND AS OF, THE MOST RECENTLY COMPLETED FISCAL YEAR, IS BEING PROVIDED CONFIDENTIALLY ON FORM SE.

Form U-13-60 Exhibit  1
   Company           Company                                                              Dollar      Transfer
  Providing         Receiving                     Description                             Amount       Price      Controlling
  Services          Services                      Of Services                          Of Services   Standard      Agreement
Commonwealth     Exelon Business
Edison Company   Services Company        Facility Services                              $ 198,951     Cost           AIA

Commonwealth     Exelon Business
Edison Company   Services Company        Fixed Asset Accounting Services                    $ 966     Cost          SEC Order

Commonwealth     Exelon Business
Edison Company   Services Company        Fleet Services                                  $ 41,794     Cost           AIA

Commonwealth     Exelon Business
Edison Company   Services Company        Offsite Facility Rental Usage                   $ 15,885     Cost           AIA

Commonwealth     Exelon Business
Edison Company   Services Company        Printing, mail, copying etc                    $ 378,966     Cost           AIA

Commonwealth     Exelon Enterprises
Edison Company   Company, LLC            Facility Services                                $ 2,592     Cost           AIA

Commonwealth     Exelon Enterprises
Edison Company   Company, LLC            Offsite Facility Rental Usage                    $ 6,354     Cost           AIA

Commonwealth     Exelon Enterprises
Edison Company   Company, LLC            PIC Payment Processing & Exceptions              $ 2,840     Cost           AIA

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Central Mapping (Blueprints)                    $ 77,913     Cost           AIA

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Energy Consulting Services                      $ 82,821    Mkt. Rate       AIA

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Equipment Maintenance                        $ 6,092,096     Cost          SEC Order

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Equipment Metering                           $ 2,437,577     Cost          SEC Order

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Facility Services                               $ 39,160     Cost           AIA

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Fleet Services                                 $ 400,387     Cost           AIA

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Information Technology Services                $ 423,267     Cost          SEC Order

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Interconnection Maintenance                        $ 529     Cost          SEC Order



                                                     Exhibit 1, Page 55, 1 of 8


Commonwealth     Exelon Generation
Edison Company   Company, LLC            Legislative Services                            $ 34,717     Cost           AIA

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Offsite Facility Rental Usage                   $ 33,189     Cost           AIA

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Printing, mail, copying etc                    $ 106,569     Cost           AIA

Commonwealth     Exelon Generation
Edison Company   Company, LLC            Real Estate Services                            $ 59,605     Cost           AIA

Commonwealth     Exelon Services, Inc.   Energy Consulting Services                   $ 1,671,915   Mkt. Rate        AIA
Edison Company

Commonwealth     Exelon Services, Inc.   Offsite Facility Rental Usage                   $ 11,649     Cost           AIA
Edison Company

Commonwealth     Exelon Thermal          Offsite Facility Rental Usage                    $ 9,637     Cost           AIA
Edison Company   Holdings Inc.

Commonwealth     PECO Energy Company     Marketing Services                             $ 247,278     Cost           AIA
Edison Company

Commonwealth
Edison Company   PECO Energy Company     Supply / Purchasing Services                   $ 164,402     Cost           AIA
                                                                                     ------------

Commonwealth
Edison Company   Total                                                                $12,541,058
                                                                                     ============





Exelon Generation    AmerGen Energy      1. Provide AmerGen with                     $ 38,541,409     Cost          SEC Order
Company, LLC         Company             operational and
                                         back-office support.




Exelon Generation    PECO Energy         Calibration, repair, and
Company, LLC         Company             procurement of measuring
                                         and testing equipment                          $ 593,010     Cost          SEC Order

Exelon Generation    Commonwealth        Maintenance of the Zion U-1 and
Company, LLC         Edison Company      U-2 Synchronous Condensers                   $ 1,074,829     Cost          SEC Order

Exelon Generation    PECO Energy         Operate and Maintain 25 cycle
Company, LLC         Company             Frequency Converters located at
                                         Richmond Station, Lamokin and
                                         Somerset                                      $3,533,917     Cost          SEC Order

Exelon Generation    PECO Energy
Company, LLC         Company             Welder training and certification                 $5,853     Cost          SEC Order



                                                     Exhibit 1, Page 55, 2 of 8



Exelon Generation    Business Services   Training for: compliance, maintenance,
Company, LLC         Company - Oregon    development and implementation, records
                     Shops               and administrative activities                       $670     Cost          SEC Order

Exelon Generation    PECO Energy         Rental of Eddystone Training
Company, LLC         Company             Center Building                                  $27,000     Cost          SEC Order

Exelon Generation    PECO Energy         Troubleshoot and repair custom-built
Company, LLC         Company             underground cable fault locating
                                         equipment                                         $3,281     Cost          SEC Order
                                                                                    ---------------

Exelon Generation
Company, LLC         Total                                                           $ 43,779,969
                                                                                    ===============



PECO Energy       Exelon Business
Company           Services Company       Training: Electrical & Fire                      $ 1,224     Cost          MSA

PECO Energy       Exelon Business
Company           Services Company       Environmental & Lab Services                    $ 22,215     Cost          MSA

PECO Energy       Exelon Business
Company           Services Company       Purchase / Lease / Maintain Vehicles            $ 66,469     Cost          MSA

PECO Energy       Exelon Business
Company           Services Company       Real Estate Purchase & Lease Trans           $ 1,453,000     Cost          MSA

PECO Energy       Exelon Business
Company           Services Company       Purchase of Materials / Logistics                  $ 581     Cost          MSA

PECO Energy       Exelon Business
Company           Services Company       Claims Processing                                $ 6,171     Cost          MSA

PECO Energy       Exelon Corporate
Company           Center                 Purchase / Lease / Maintain Vehicles            $ 17,061     Cost          MSA

PECO Energy       Exelon Corporate
Company           Center                 Purchase of Materials / Logistics              $ 112,325     Cost          MSA

PECO Energy       Commonwealth Edison
Company           Company                Purchase of Materials / Logistics            $ 1,867,494     Cost          MSA

PECO Energy       Exelon Enterprises
Company           Company, LLC           Purchase of Materials / Logistics              $ 529,895     Cost          MSA

PECO Energy       Exelon Enterprises
Company           Company, LLC           Purchase / Lease / Maintain Vehicles            $ 85,738     Cost          MSA

PECO Energy       Exelon Enterprises
Company           Company, LLC           Real Estate Purchase & Lease Trans             $ 263,610     Cost          MSA



                                                     Exhibit 1, Page 55, 3 of 8


PECO Energy       Exelon Generation
Company           Company                Purchase of Materials / Logistics               $ 97,218     Cost           MSA

PECO Energy       Exelon Generation
Company           Company                Purchase / Lease / Maintain Vehicles           $ 286,165     Cost           MSA

PECO Energy       Exelon Generation
Company           Company                Environmental & Lab Services                    $ 40,981     Cost           MSA

PECO Energy       Exelon Generation
Company           Company                Real Estate Purchase & Lease Trans              $ 23,200     Cost           MSA

PECO Energy       Exelon Generation
Company           Company                Technical Support                              $ 776,698     Cost           MSA

PECO Energy       Exelon Generation
Company           Company                Claims Processing                              $ 152,053     Cost           MSA

PECO Energy       Exelon Generation
Company           Company                TM Consulting Services                          $ 63,338     Cost           MSA
                                                                                     -------------

PECO Energy
Company           Total                                                               $ 5,865,437
                                                                                     =============



Exelon Thermal       Northwind
Technologies Inc.    Midway LLC          Engineering                                     $ 35,900     Cost              (a)

Exelon Thermal       Northwind
Technologies Inc.    Midway LLC          Administrative and general                     $ 124,003     Cost              (a)

Exelon Thermal       Northwind
Technologies Inc.    Midway LLC          Plant operators                                $ 133,250     Market            (a)

Exelon Thermal       Northwind
Technologies Inc.    Chicago LLC         District cooling                               $ 510,000     Market            (b)

Exelon Thermal       Northwind
Technologies Inc.    Chicago LLC         Administrative and general                     $ 146,145     Cost              (c)

Exelon Thermal       Northwind
Technologies Inc.    Chicago LLC         Engineering                                     $ 31,620     Cost              (c)

Exelon Thermal       Northwind
Technologies Inc.    Chicago LLC         Plant operators                                $ 196,175     Market            (c)
                                                                                     -------------

Exelon Thermal
Technologies Inc.    Total                                                            $ 1,177,093
                                                                                     =============

(a)  Management Services Agreement between Unicom Thermal Technologies Inc. and
     Northwind Midway, LLC dated June 25, 1999.

(b)  District Cooling System Use Agreement between Unicom Thermal Technologies,
     Inc. and Northwind Chicago LLC dated May 19, 2000.


                                                     Exhibit 1, Page 55, 4 of 8



(c)  Management Services Agreement between Unicom Thermal Technologies Inc. and
     Northwind Chicago LLC dated May 19, 2000.



Northwind            Exelon Thermal
Chicago LLC          Technologies Inc.   Chilled water                                $ 3,958,378     Market            (a)

(a)  Chilled Water Service Agreement between Northwind Chicago LLC and Exelon
     Thermal Technologies Inc. (formerly Unicom Thermal Technologies Inc.).

Blair Park           PECO Hyperion       Infrastructure
Services Inc.        Telecommunications  services                                     $   334,879     Market            (a)

(a)  Purchase Order No. 01026797 to Blair Park Services, Inc., commencing
     November 1, 1999.

Infrasource
Integrated           PECO Energy         Construction
Services, Inc.       Company             services                                     $15,878,373     Market        (a) (b) (c)

(a)  Electric and Gas Supply Operating Agreement between Exelon Infrastructure
     Services of PA, Inc., and PECO Energy Company, dated October 1, 1999. SEC
     Order and MSA.

(b)  Outdoor Lighting Services Operating Agreement between Exelon Infrastructure
     Services of PA, Inc. and PECO Energy Company, dated September 23, 1999. SEC
     Order and MSA.

(c)  Aerial Pole Attachment Process Operating Agreement between PECO Energy
     Distribution Company and Exelon Infrastructure Services, dated November 1,
     1999. SEC Order and MSA.


VSI Group Inc.       PECO Energy         Transfer work and
                     Company             meter reading                               $ 12,361,218     Market            (a)

(a)  Purchase Order No. 01014646 from PECO Energy Co. to VSI Group, commencing
     May 1, 1998. SEC Order and MSA.

M.J.                 Commonwealth        Electrical
Electric, Inc.       Edison Company      maintenance services                         $ 7,955,361     Market            (a)

(a) Contracts for continuing electrical maintenance services from March 1999 through June 2001. SEC order and AIA.

Exelon Thermal       Northwind           Administrative
Development Inc.     Aladdin LLC         and general                                     $ 93,344     Cost              (a)

Exelon Thermal       Northwind
Development Inc.     Aladdin LLC         Plant operators                                $ 178,772     Cost              (b)

Exelon Thermal       Northwind           Administrative
Development Inc.     Las Vegas LLC       and general                                      $ 2,129     Cost              (c)

Exelon Thermal       Northwind           Administrative
Development Inc.     Windsor LLC         and general                                     $ 21,614     Cost              (d)

Exelon Thermal       Exelon Thermal      Administrative
Development Inc.     Technologies Inc.   and general                                     $ 59,067     Cost              (e)


                                                     Exhibit 1, Page 55, 5 of 8


Exelon Thermal       Northwind           Administrative
Development Inc.     Chicago LLC         and general                                     $ 27,123     Cost              (f)

Exelon Thermal       Unicom Power
Development Inc.     Holdings inc.       Office rent                                     $ 10,384     Cost              (g)
                                                                                     -------------

Exelon Thermal
Development Inc.     Total                                                              $ 392,433
                                                                                     =============



(a)  Management Services Agreement between Unicom Thermal Development Inc. and
     Northwind Aladdin LLC dated January 1, 2001. SEC Order.

(b) Management Services Agreement between Unicom Thermal Technologies Inc. and its associates (Unicom Thermal Development Inc.), and Northwind Midway, LLC dated June 25, 1999. SEC Order.

(c)  Management Services Agreement between Unicom Thermal Development Inc. and
     Northwind Las Vegas LLC dated January 1, 2001. SEC Order.

(d)  Management Services Agreement between Unicom Thermal Technologies Inc., a
     New Brunswick corporation, and Northwind Windsor LLC dated September 1,
     1997. SEC Order.

(e)  Management Services Agreement between Unicom Thermal Development Inc. and
     Exelon Thermal Technologies Inc. dated March 1, 2001. SEC Order.

(f)  Management Services Agreement between Exelon Thermal Technologies Inc.
     (formerly Unicom Thermal Technologies Inc.) and its associates (Unicom
     Thermal Development Inc.), and Northwind Chicago LLC dated May 19, 2000.
     SEC.

(g)  Office Rent Affiliate Level Arrangement between Unicom Thermal Development
     Inc. and Unicom Power Holdings Inc. SEC Order.



Exelon Enterprises   Exelon Capital
Company, LLC.        Patners, Inc.       Administrative
                                         and general                                     $ 79,871     Cost              (a)

Exelon Enterprises   Exelon
Company, LLC.        Services Inc.       IT Services                                    $ 374,880     Cost              (a)

Exelon Enterprises   Exelon
Company, LLC.        Energy Inc.         IT Services                                     $ 32,112     Cost              (b)

Exelon Enterprises
Company, LLC.        Infrasource, Inc.   IT Services                                     $ 27,833     Cost              (c)

Exelon Enterprises
Company, LLC.        Infrasource, Inc.   Supply services                                 $ 52,224     Cost        (d) SOW-2-01-01-B

Exelon Enterprises   Exelon
Company, LLC.        Communications
                     Holdings, LLC       IT Services                                      $ 1,040                       (d)

Exelon Enterprises   Commonwealth
Company, LLC.        Edison Company      Administrative
                                         and general                                     $ 19,127     Cost        (d) EXENT-MKT-1

Exelon Enterprises   Unicom Thermal
Company, LLC.        Development Inc.    Administrative
                                         and general                                    $ 202,722     Cost        (d) EXENT-2
                                                                                     -------------


                                                     Exhibit 1, Page 55, 6 of 8


Exelon Enterprises
Company, LLC.        Total                                                              $ 789,809
                                                                                     =============


(a)  Information Technology Service Level Arrangement between Exelon Enterprises
     Company, LLC and Exelon Services Inc., dated as of June 25, 2001. SEC
     Order.

(b)  Affiliate Level Arrangement for IT Strategy, Technology Asset Tracking &
     Reporting, and Videoconferencing. SEC Order.

(c)  Affiliate Level Arrangement for Technology Administration, Technology Asset
     Tracking & Reporting, Long Term Financial System Strategy, Disaster
     Recovery, IT Documentation Services, IT Management Support, Procedures
     Definition, and IT Security Review. SEC Order.

(d)  SEC Order.

AT&T Wireless
PCS of               Exelon Business
Philadelphia, LLC    Services Company    Telecommunications service                      $ 49,947      Market           (a)

(a)  AT&T Business Select-Master Agreement as amended, between PECO Energy
     Company and AT&T Wireless PCS of Philadelphia, LLC, effective as of January
     1, 2000. SEC Order.


Exelon               Commonwealth        Governmental Pass
Services, Inc.       Edison Company      Through - Energy Management.                 $ 8,050,003     Market            (a)

Exelon               Commonwealth        Installation of
Services, Inc.       Edison Company      security systems.                              $ 839,053     Market            (b)

Exelon               Commonwealth        Environmental and electrical
Services, Inc.       Edison Company      system installation and maintenance.           $ 735,528     Market            (c)

Exelon               Exelon Generation
Services, Inc.       Company, LLC        Installation of security systems.              $ 262,933     Market            (d)

Exelon               Exelon Generation
Services, Inc.       Company, LLC        Mechanical Services                          $ 1,004,175     Market            (d)

Exelon               Exelon Thermal      Installation of
Services, Inc.       Technologies Inc.   environmental equipment.                       $ 182,400     Market            (e)
                                                                                     -------------


Total                                                                                $ 11,074,092
                                                                                     =============

(a) Energy Management Services Agreement between Exelon Services, Inc. (formerly Unicom Energy Services Inc.) and Commonwealth Edison Company dated December 29, 1998. SEC and AIA.

(b) Services and Materials Agreement between Commonwealth Edison Company and Exelon Services, Inc. (formerly Access Systems, Inc.), dated March 6, 2000. SEC and AIA.

(c) Project Agreement between Exelon Services (dba Midwest Mechanical) and Jones Lang LaSalle (agent for Commonwealth Edison Company) dated December 2, 2000. SEC and AIA.

(d) Purchase Order 00018493 dated October 25, 2000, and Contract # 24910. SEC Order.

(e) Purchase Order 5927 and Turnkey Construction Agreement between Exelon Thermal Technologies Inc. and Exelon Services Inc. (dba Midwest Mechanical) dated June 4, 2001. SEC Order.


                                    Acronyms



                           Exhibit 1, Page 55, 7 of 8

AIA           Affiliated Interests Agreement (Transactions between ComEd and associates)

SEC Order     Order dated October 19, 2000 approving the merger and other associate matters.

MSA           Mutual Services Agreement (Services between PECO and associates)











                           Exhibit 1, Page 55, 8 of 8

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                Signature Clause

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                        Exelon Business Services Company
--------------------------------------------------------------------------------
                           (Name of Reporting Company)

                           By: /s/ Ruth Ann M. Gillis
--------------------------------------------------------------------------------
                         (Signature of Signing Officer)


      Ruth Ann M. Gillis, Senior Vice-President and Chief Financial Officer
--------------------------------------------------------------------------------
                   (Printed Name and Title of Signing Officer)


Date:             April 30, 2002
         ---------------------------








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